EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY TO PRESENT

AT INVESTMENT CONFERENCES

Calabasas Hills, CA — February 23, 2016 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) announced today that it will present at two upcoming investment conferences. Details regarding the presentations are below.

•                  Raymond James 37th Annual Institutional Investors Conference (Orlando) on March 8, 2016 at 9:15 a.m. Eastern Time

•                  UBS Global Consumer Conference (Boston) on March 9, 2016 at 9:45 a.m. Eastern Time

David Overton, Chairman and Chief Executive Officer, David Gordon, President, and Doug Benn, Executive Vice President and Chief Financial Officer, will present on behalf of the Company.

The presentation will be webcast on the Company’s website at investors.thecheesecakefactory.com.  A replay of the webcast will be available following the live presentation.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 201 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 188 restaurants under The Cheesecake Factory® mark; 12 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, 11 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2015, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the second consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2015 ©2015 Time Inc. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100